THIRD SUPPLEMENTAL INDENTURE, dated as of December 16, 1996, between CATERPILLAR INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), having its principal office at 100 NE Adams Street, Peoria, Illinois 61629, and CITIBANK, N.A. (successor trustee to The First National Bank of Chicago), a national banking association duly organized and existing under the laws of the United States, as Trustee (the "Trustee").

     WHEREAS, the Company has heretofore executed and delivered to the Trustee a certain indenture, dated as of May 1, 1987, as supplemented by a First Supplemental Indenture dated as of June 1, 1989, and a Second Supplemental Indenture dated as of May 15, 1992 (collectively the "Indenture"), pursuant to which the Company has issued and has outstanding as of the effective date of this Supplemental Indenture the series of notes and debentures set forth in Annex A hereto (the "Outstanding Securities") and may issue from time to time hereafter one or more series of unsecured debentures, notes or other evidence of indebtedness of the Company (together with the Outstanding Securities, the "Securities"); and

     WHEREAS, Section 902 of the Indenture provides, among other things, that with the consent of the holders of not less than 66-2/3% in aggregate principal amount of the outstanding Securities of each series affected by such supplemental indentures ("Requisite Consent"), the Company and the Trustee may enter into indentures supplemental to the Indenture for, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture; and

     WHEREAS, pursuant to its Consent Solicitation Statement dated October 23, 1996, the Company has solicited and obtained the Requisite Consent from the holders of each series of the Outstanding Securities to amend certain provisions of the Indenture as herein provided (the "Amendments"); and

     WHEREAS, the Company has furnished the Trustee with (i) an Opinion or Counsel stating that the execution of this Third Supplemental Indenture is authorized or permitted by the Indenture, (ii) an Officers' Certificate stating that all conditions precedent provided for in the Indenture with respect to this Third Supplemental Indenture have been complied with, and
(iii) a copy of the resolutions of its Board of Directors, certified by its Secretary or an Assistant Secretary, pursuant to which this Third Supplemental Indenture has been authorized.

     NOW THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

     That in order to effect the Amendments in accordance with Section 902 of the Indenture, the Company hereby covenants and agrees with the Trustee, for the equal and proportionate benefit of all the present and future holders of the Securities, as follows:


ARTICLE ONE

AMENDMENTS TO THE INDENTURE

SECTION 1.01. Amendment to Section 101. Section 101 of the Indenture is hereby amended by deleting therefrom the definition of "Consolidated Net Tangible Assets" in its entirety and substituting, in lieu thereof, the following:

     "Consolidated Net Tangible Assets" means as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, trade names, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its consolidated subsidiaries prepared in accordance with generally accepted accounting principals.

SECTION 1.02 Amendment to Section 1007. Section 1007 of the Indenture is hereby amended by deleting such Section 1007 in its entirety and substituting, in lieu thereof, the following:

     The Company will not at any time create, assume or guarantee, and will not cause, suffer or permit a Restricted Subsidiary to create, assume or guarantee, any Secured Debt without making effective provision (and the Company covenants that in such case it will make or cause to be made effective provision) whereby the Securities of any series then outstanding and, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary, subject to applicable priorities of payment, shall be secured by such mortgage, pledge, lien, security interest or encumbrance equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any such other obligations and indebtedness shall be so secured; provided, however, that the foregoing covenants shall not be applicable to the following:

     (a) (i) Any mortgage, pledge, lien, security interest or encumbrance on any property hereafter acquired (including acquisition through merger or consolidation) or hereafter constructed or improved by the Company or a Restricted Subsidiary and created, or for the creation of which a bona fide firm commitment in writing was executed, prior to, contemporaneously with or within 180 days after such acquisition or the completion of such construction or improvement or the commencement of commercial operation or the placing in service of such property by the Company or a Restricted Subsidiary, whichever is later, to secure or provide for the payment of all or a part of the purchase price or cost of construction or improvement of such property; or
(ii) the acquisition of property subject to any mortgage, pledge, lien, security interest or encumbrance upon such property existing at the time of acquisition thereof, whether or not assumed by the Company or such Restricted Subsidiary; or (iii) any mortgage, pledge, lien, security interest or encumbrance existing on the property, or on the outstanding shares or indebtedness, of a corporation at the time such corporation shall become a Restricted Subsidiary; or (iv) any mortgage, pledge, lien, security interest or encumbrance on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; or

     (b) Mortgages, including mortgages, pledges, liens, security interests or encumbrances, on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages; or

     (c) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any mortgage, pledge, lien, security interest or encumbrance referred to in the foregoing subparagraphs
(a) and (b); provided, however, that the principal amount of Secured Debt secured thereby shall not exceed the principal amount outstanding at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property which secured the mortgage so extended, renewed or replaced and additions to such property; or

     (d) Any mortgage, pledge, lien, security interest or encumbrance securing indebtedness owing by the Company or a Restricted Subsidiary to the Company or to one or more Restricted Subsidiaries, or both.

Notwithstanding the foregoing provisions of this Section 1007, the Company and any one or more Restricted Subsidiaries may create, assume or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of or guaranteed by the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted to be secured under subparagraphs (a) through (d) above) and the aggregate value of the Sale and Leaseback Transactions (subject to the restrictions of Section 1008) in existence at such time (not including Sale and Leaseback Transactions the proceeds of which have been or will be applied in accordance with Section 1008(b)), does not at the time exceed 10% of Consolidated Net Tangible Assets.

SECTION 1.03. Effective Date. These amendments to the Indenture effected by this Third Supplemental Indenture shall be effective as of December 16, 1996.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01. Incorporation of Indenture. All the provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by the Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument; and all terms used in this Third Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 2.02. Headings. The headings of the Articles and Sections of this Third Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.

SECTION 2.03. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.04. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in the Third Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 2.05. Successors. All covenants and agreements in this Third Supplemental Indenture by the Company shall bind its successors. All covenants and agreements of the Trustee in this Third Supplemental Indenture shall bind its successor.

SECTION 2.06. Benefits of Third Supplemental Indenture. Nothing in this Third Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

SECTION 2.07. Terms Defined. All terms defined in the Indenture shall have the same meanings herein.


     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                   CATERPILLAR INC.

                                   By /s/Douglas R. Oberhelman


[Corporate Seal]

Attest:

/s/Mary J. Callahan


                                   CITIBANK, N.A., as Trustee

                                   By /s/Arthur W. Aslanian


[Corporate Seal]

Attest:

/s/

STATE OF NEW YORK )
                  ) SS.
COUNTY OF NEW YORK)

     On the 18th day of December, 1996, before me personally came Arthur W. Aslanian, to me known, who, being by me duly sworn, did depose and say that he is a Vice President of CITIBANK, N.A., a national banking association described in and which executed the foregoing instrument; that he knows the seal of said national banking association; that the seal affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said national banking association, and that he signed his name thereto by like authority.


                              /s/ Doris Ware
                              Notary Public
State of New York




Annex A to Third Supplemental Indenture

Series                    Title of Series
------                    ---------------

1.       9.375% Notes due July 15, 2000
2.       9.375% Notes due July 15, 2001
3.       9.000% Debentures due April 15, 2006
4.       9.375% Debentures due August 15, 2011
5.       9.750% Debentures due June 1, 2019
6.       9.375% Debentures due March 15, 2021
7.       8.000% Debentures due February 15, 2023
8.       Medium Term Notes:
            7.625% Medium Term Notes due November 25, 1997
            7.470% Medium Term Notes due January 14, 1998
            7.910% Medium Term Notes due November 25, 1998
            7.550% Medium Term Notes due January 15, 1999
            7.710% Medium Term Notes due January 19, 1999
            7.720% Medium Term Notes due January 19, 1999
            8.300% Medium Term Notes due December 20, 2001
            7.980% Medium Term Notes due January 14, 2002
            7.950% Medium Term Notes due January 15, 2002
            8.010% Medium Term Notes due January 16, 2002
            8.040% Medium Term Notes due January 16, 2002
            8.390% Medium Term Notes due November 25, 2002
            8.440% Medium Term Notes due November 26, 2003
            8.080% Medium Term Notes due January 9, 2004
            8.140% Medium Term Notes due January 12, 2004
            8.080% Medium Term Notes due January 15, 2004
            8.100% Medium Term Notes due January 15, 2004
9.       Medium Term Notes, Series B:
            7.300% Medium Term Notes due June 4, 1997
            7.280% Medium Term Notes due June 5, 1997
            7.390% Medium Term Notes due June 9, 1997
            7.320% Medium Term Notes due June 9, 1997
            7.330% Medium Term Notes due June 9, 1997
            7.340% Medium Term Notes due June 9, 1999
            7.700% Medium Term Notes due June 10, 1999
            6.800% Medium Term Notes due August 24, 1999
            6.810% Medium Term Notes due August 24, 1999
            6.820% Medium Term Notes due August 24, 1999